Exhibit 99.25

Project Island – Follow Up Discussion MaterialsJanuary 11, 2016

Tahiti Share Price Sensitivity Analysis of Options/SARs Cost

Scenario 1 – SAR/Option Reserve set using 30-day average share price as of 12/31/15($ and Shares in Millions, except per share data)Options/SARs Costs at Various Tahiti Share Prices10-Day 30-Day 30-Day Price Avg. Price Avg. Price Avg. Price as of as of as of as of 1/8/16 1/8/16 1/8/16 12/31/15 Assumed Tahiti Share Price (NTD)1 $20.00 $22.50 $25.00 $27.50 $29.65 $29.80 $30.00 $31.55 $32.35 $32.50 $35.00 $37.50 $40.00 Assumed Fixed Exchange Rate2 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 Tahiti Share Price (USD) $0.61 $0.69 $0.76 $0.84 $0.90 $0.91 $0.91 $0.96 $0.99 $0.99 $1.07 $1.14 $1.22 Deal Exchange Ratio 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x Equity Consideration per Share $11.41 $12.83 $14.26 $15.69 $16.91 $17.00 $17.11 $17.99 $18.45 $18.54 $19.96 $21.39 $22.82 Initial Barbados Cash $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 No. of In-The-Money SARs/Options3 1.199 1.199 1.199 1.275 1.642 1.642 1.642 1.651 1.651 1.651 1.651 1.651 1.651 Cash Reserve Available to Settle SARs/Options3 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 $14.17 Cash Used to Settle SARs/Options $4.68 $6.39 $8.10 $9.88 $11.64 $11.78 $11.96 $13.42 $14.17 $14.31 $16.67 $19.02 $21.38 Excess / (Shortfall) to Settle SARs/Options $9.49 $7.78 $6.07 $4.29 $2.53 $2.39 $2.21 $0.75 $0.00 ($0.14) ($2.50) ($4.85) ($7.21) Net Barbados Cash Paid to Shareholders $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 $46.85 Net Barbados Cash Paid to Shareholders per Share $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 $1.72 Total Tahiti Cash Paid to Barbados per Share $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 Cash Consideration per Share of Barbados $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 $3.88 Implied Total Consideration per Share of Barbados $15.29 $16.72 $18.14 $19.57 $20.79 $20.88 $20.99 $21.88 $22.33 $22.42 $23.85 $25.27 $26.70 ("Per Share Value")Source: Tahiti Management, FactsetProject Island 3

Scenario 2 – SAR/Option Reserve set using 10-day average share price as of 1/8/16($ and Shares in Millions, except per share data)Options/SARs Costs at Various Tahiti Share Prices10-Day 30-Day 30-Day Price Avg. Price Avg. Price Avg. Price as of as of as of as of 1/8/16 1/8/16 1/8/16 12/31/15 Assumed Tahiti Share Price (NTD)1 $20.00 $22.50 $25.00 $27.50 $29.65 $29.80 $30.00 $31.55 $32.35 $32.50 $35.00 $37.50 $40.00 Assumed Fixed Exchange Rate2 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 32.801 Tahiti Share Price (USD) $0.61 $0.69 $0.76 $0.84 $0.90 $0.91 $0.91 $0.96 $0.99 $0.99 $1.07 $1.14 $1.22 Deal Exchange Ratio 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x 18.7096x Equity Consideration per Share $11.41 $12.83 $14.26 $15.69 $16.91 $17.00 $17.11 $17.99 $18.45 $18.54 $19.96 $21.39 $22.82 Initial Barbados Cash $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 $61.02 No. of In-The-Money SARs/Options3 1.199 1.199 1.199 1.275 1.642 1.642 1.642 1.651 1.651 1.651 1.651 1.651 1.651 Cash Reserve Available to Settle SARs/Options3 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 $11.91 Cash Used to Settle SARs/Options $4.78 $6.49 $8.20 $9.98 $11.77 $11.91 $12.10 $13.55 $14.31 $14.45 $16.80 $19.16 $21.51 Excess / (Shortfall) to Settle SARs/Options $7.13 $5.42 $3.71 $1.93 $0.14 $0.00 ($0.19) ($1.64) ($2.39) ($2.54) ($4.89) ($7.25) ($9.60) Net Barbados Cash Paid to Shareholders $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 $49.11 Net Barbados Cash Paid to Shareholders per Share $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 $1.80 Total Tahiti Cash Paid to Barbados per Share $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 $2.17 Cash Consideration per Share of Barbados $3.97 $3.97 $3.97 $3.97 $3.97 $3.97 $3.97 $3.97 $3.96 $3.97 $3.97 $3.97 $3.97 Implied Total Consideration per Share of Barbados $15.37 $16.80 $18.22 $19.65 $20.88 $20.96 $21.08 $21.96 $22.42 $22.50 $23.93 $25.35 $26.78 ("Per Share Value")Source: Tahiti Management, FactsetProject Island 4

Accretion/Dilution Analysis

2016E Accretion / (Dilution) Summary – Based on January 6th Agreed Upon Deal

(USD and Shares in Millions, except per share data)

BASIC EPS METHOD

	Fiscal Year Ending 2016					
		Adjustment				
	Tahiti	Interco	Others	Total Acq. Adj.	Combined	Notes
Total Net Sales	$604.7	-	-	-	$604.7	
Cost of Goods Sold (Excluding D&A)	390.9	(1.4)	-	(1.4)	389.5	
Licensing Fees Paid by Bermuda to Taiwan		(1.0)	-	(1.0)		• Licensing fees paid by Bermuda to Taiwan pursuant to use of technology patent right dated 4/7/2014 will be cancelled
Licensing Fees Paid by Bermuda to Shanghai		(0.4)	-	(0.4)		• Licensing fees paid by Bermuda to Shanghai pursuant to use of technology patent right dated 10/2011 will be cancelled
Gross Profit	213.7	1.4	-	1.4	215.2	
Total SG&A[1]	47.7	-	2.0	2.0	49.7	
Bermuda Personnel Expenses		-	1.6	1.6		• Salary and benefits for CEO, CFO and Assistant to Chairman will be transferred to Taiwan
Estimated ADR Listing Costs		-	0.2	0.2		
Others		-	0.2	0.2		• Miscellaneous Bermuda advertising, travel expenses, etc will continue to be incurred at the Taiwan level
EBITDA	166.0	1.4	(2.0)	(0.6)	165.4	
Depreciation & Amortization	107.4	-	-	-	107.4	
EBIT	58.7	1.4	(2.0)	(0.6)	58.1	
Interest Income	2.3	-	(0.2)	(0.2)	2.1	• Interest income forgone due to reduction in cash
Foreign Exchange Gain (Loss)	-	-	-	-	-	
Other Gain (Loss)	2.4	(2.8)	-	(2.8)	(0.4)	
Royalty Income of ChipMOS Taiwan		(1.0)	-	(1.0)		• Income received from Bermuda pursuant to sale of technology patent right dated 4/7/2014 will be cancelled
Royalty Income of ChipMOS Taiwan		(0.6)	-	(0.6)		• Income received from Bermuda pursuant to sale of 50% technology patent right dated 4/12/2007 will be cancelled
Patent Co-Development Contract		(1.1)	-	(1.1)		• Cost reimbursement received from Bermuda pursuant to patent co-development contract dated 1/1/2007 will be cancelled
Interest Expenses	(6.0)	-	-	-	(6.0)	
Pre-Tax Income	57.3	(1.4)	(2.2)	($3.6)	53.7	
Income Taxes Expense	14.5	(0.3)	(0.6)	(0.9)	13.7	
Consolidated Net Income	42.8	(1.0)	(1.7)	(2.7)	40.1	
Attributable to Non-Controlling Interests	-	-	-	-	-	
Net Income Available to Common	$42.8	($1.0)	($1.7)	($2.7)	$40.1	
Weighted Average Fully Diluted Shares Outstandir	896.304			(11.905)	884.398	
Earnings per Share	$0.048				$0.045	
Accretion (Dilution) - $					($0.002)	
Accretion (Dilution) - %					(5.0%)	

Source: Tahiti management
[1] SG&A excludes one time merger expenses

Project Island 6 Wells Fargo Securities

Pro Forma EPS Accretion / (Dilution) Analysis – Based on January 6th Agreed Upon Deal

($ in USD)

EPS Accretion / (Dilution) - %



2016E
2017E
2018E
2019E
2020E
(5.0%)
(5.4%)
(4.4%)
(4.0%)
(3.7%)

EPS Accretion / (Dilution) - $



2016E
2017E
2018E
2019E
2020E
($0.002)
($0.003)
($0.004)
($0.004)
($0.004)

Source: Tahiti Management
Note: Based on Barbados Financial Forecasts and Pro Forma Tahiti Forecasts

Project Island 7 Wells Fargo Securities

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